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                                                                    EXHIBIT 10.2

                                     FORM OF

                              TAX SHARING AGREEMENT

            TAX SHARING AGREEMENT (the "Agreement") dated as of [      ] by and
between General Signal Corporation, a New York corporation ("General Signal"), and General Signal Networks, Inc., a Delaware corporation ("Networks").

                               W I T N E S S E T H

            WHEREAS, General Signal intends to distribute to its shareholders the stock of Networks in a pro-rata spin-off (the "Distribution" or the "Spin-Off") and to effect certain related transactions;

            WHEREAS, for U.S. federal income tax purposes, it is intended that the Distribution shall qualify as a tax-free distribution under Sections 368(a)(1)(D) and 355 of the Code (as defined below);

            WHEREAS, at the close of business on the day on which the Distribution occurs (the "Distribution Date"), the taxable year of Networks shall close for U.S. federal income tax purposes;

            WHEREAS, the parties hereto wish to provide for the payment of Income Taxes (as defined herein) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes, and provide for certain other matters relating to Income Taxes;

            NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, General Signal and Networks hereby agree as follows:

            1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Separation and Distribution Agreement, dated as of , 1998, by and between General Signal and Networks (the "Distribution Agreement"). For purposes of this Agreement, the following terms shall have the meanings set forth below:

            "Action" shall mean any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental, regulatory or other administrative agency or commission or any arbitration tribunal.

            "Actual Tax Payment" shall have the meaning set forth in Section 3.c hereof.

            "Actually Realized" or "Actually Realizes" shall mean, for purposes of determining the timing of the incurrence of any Income Tax Liability or the realization of a Refund (or any related Income Tax cost or benefit) by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes paid by such
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Person is increased above or reduced below the amount of Income Taxes that such
Person would have been required to pay but for such payment, transaction, occurrence or event.

            "Aggregate Spin-Off Tax Liabilities" means the sum of the Spin-Off Tax Liabilities with respect to each Taxing Jurisdiction.

            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

            "Carryback" shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of the Networks Group (as defined below) (i) from a Post-Distribution Taxable Period to a Straddle Period or a Pre-Distribution Taxable Period or (ii) from a Straddle Period to a Pre-Distribution Taxable Period.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

            "Combined Return" shall mean a consolidated, combined or unitary Income Tax Return that includes, or is permitted to include, one or more members of the General Signal Group (as defined below) together with one or more members of the Networks Group (as defined below).

            "Controlling Party" shall have the meaning set forth in subsection 8.c(i) hereof.

            "Deemed Tax Payment" shall have the meaning set forth in Section 3.c hereof.

            "Distribution Agreement" shall have the meaning set forth in the first paragraph of this Section 1.

            "Equity Securities" shall mean any stock or other equity securities treated as stock for tax purposes, or options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock.

            "Fifty-Percent or Greater Interest" shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

            "Final Determination" shall mean the final resolution of liability for any Income Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by


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operation of law) the right of the taxpayer to file a claim for Refund or the right of the taxing authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a Refund or credit in respect of an overpayment of Income Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

            "Foreign Networks Subsidiaries" shall have the meaning set forth in
Section 2.f hereof.

            "General Signal Consolidated Group" shall mean General Signal and the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(a)(1) through (8)) of which General Signal is the common parent.

            "General Signal Group" shall mean, solely for purposes of this Agreement, General Signal and each of the other members of the General Signal Consolidated Group other than any member of the Networks Group, as defined below.

            "Income Tax" (i) shall mean (A) any foreign or any United States federal, state or local tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (i)(A)(1) of this definition, together with (B) any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect thereto and (ii) shall include any transferee liability in respect of an amount described in clause (i) of this definition.

            "Income Tax Benefit" shall mean, in respect of a Person or group of Persons for any taxable period, the excess of (A) the hypothetical Income Tax Liability of such Person or group of Persons for such taxable period, calculated as if the Timing Difference, Reverse Timing Difference, increase in foreign tax credits or carryover of a Tax Attribute, as the case may be, had not occurred but with all other facts unchanged, over (B) the actual Income Tax Liability of such Person or group of Persons for such taxable period, calculated taking into account the Timing Difference, Reverse Timing Difference, increase in foreign tax credits or carryover of such Tax Attribute, as the case may be (and treating a Refund as a negative Income Tax Liability, and taking into account credits (if any), for purposes of such calculation).


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            "Income Tax Detriment" shall mean, in respect of any Person or group of Persons for any taxable period, the excess of (A) the actual Income Tax Liability of such Person or group of Persons for such taxable period, calculated taking into account the Timing Difference, Reverse Timing Difference or decrease in foreign tax credits or carryover of a Tax Attribute, as the case may be, over
(B) the hypothetical Income Tax Liability of such Person or group of Persons for such taxable period, calculated as if the Timing Difference, Reverse Timing Difference or decrease in foreign tax credits, as the case may be, had not occurred but with all other facts unchanged (and treating a Refund as a negative Income Tax Liability, and taking into account credits (if any), for purposes of such calculation).

            "Income Tax Liabilities" shall mean all liabilities for Income
Taxes.

            "Income Tax Return" shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a taxing authority in respect of Income Taxes.

            "Indemnified Party" shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

            "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

            "Losses" shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

            "Networks Business" shall have the meaning set forth in the Ruling Documents (as defined below).

            "Networks Group" shall mean, solely for purposes of this Agreement, Networks and each member of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in
Section 1504(a)(1) through (8)) of which Networks is the common parent, determined immediately after the Distribution, and shall include any corporation that shall have merged or liquidated into Networks or any of its subsidiaries or into which Networks or any of its subsidiaries shall have merged or liquidated.

            "Notice Date" with respect to Subsequent Tax Legislation or Regulation (as defined below) shall mean the earliest of (i) the date such legislation or materially identical legislation is introduced as a bill in the United States House of Representatives or the United States Senate, (ii) the date any amendment to any bill incorporating such legislation is approved by the Congressional committee having jurisdiction or by the United States House of Representatives or the United States Senate, (iii) the date any written proposal incorporating such


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legislation is transmitted by the President of the United States to Congress,
(iv) the date any written proposal either by the Chairman of the United States House of Representatives Ways and Means Committee or any successor thereto or the Chairman of the United States Senate Finance Committee incorporating such legislation is published in the Bureau of National Affairs' "Daily Tax Report," or any successor publication or (v) the date such regulation is published in the Federal Register as proposed, temporary, or final Treasury Regulations.

            "Overpayment Rate" shall mean the annual rate of interest described in Section 6621(a)(1) of the Code (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

            "Person" shall mean and include any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

            "Post-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to a member of the Networks Group, begins after the Distribution Date.

            "Pre-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to a member of the Networks Group, ends on or before the Distribution Date.

            "Proceeding" shall mean any audit or other examination, judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes.

            "Qualified Tax Counsel" shall mean independent tax counsel of recognized national standing that is acceptable to General Signal.

            "Refund" shall mean any refund of Income Taxes, including any reduction in Income Tax Liabilities by means of a credit, offset or otherwise.

            "Restriction Period" shall mean the period beginning on the date hereof and ending on the four-year anniversary of the Distribution Date.

            "Reverse Timing Difference" shall mean an adjustment to an Income Tax Return that results in (x) an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of any member of the General Signal Consolidated Group for any Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date and (y) an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of a member of the Networks Group for a Post-Distribution Taxable Period or the portion of a Straddle Period beginning on the day after the Distribution Date.

            "Ruling Documents" shall mean the Request for Rulings dated February 11, 1998, submitted on behalf of General Signal to the Internal Revenue Service, the


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appendices and exhibits thereto, and any additional materials submitted at any time on behalf of General Signal to the Internal Revenue Service in connection with such Request for Rulings.

            "Straddle Period" shall mean a taxable period that, to the extent it relates to a member of the Networks Group, includes, but does not end on, the Distribution Date.

            "Spin-Off Tax Liabilities," with respect to any Taxing Jurisdiction, as defined below, shall mean the sum of (i) the product of (x) the additional corporate-level gain or income recognized with respect to the failure of the Distribution to qualify for Tax-Free Status, as defined below, under the income tax law of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise and (y) the Taxing Jurisdiction's highest marginal tax rate applicable to the taxable income of corporations on income of the character subject to tax and indemnified against under Section 3, (ii) interest on such amount calculated pursuant to such Taxing Jurisdiction's laws regarding interest on tax liabilities at the highest Underpayment Rate, as defined below, for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 3 hereof, and
(iii) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of the Distribution to qualify for Tax-Free Status in such Taxing Jurisdiction.

            "Subsequent Tax Legislation or Regulation" shall mean any bill introduced in the United States House of Representatives or the United States Senate that amends the Code, or any amendment to any such bill; any written proposal to amend the Code that is officially recommended by the President of the United States; any written proposal to amend the Code that is made available to the general public either by the Chairman of the United States House of Representatives Ways and Means Committee or any successor thereto, the Chairman of the United States Senate Finance Committee or any successor thereto, or the temporary or final Treasury Regulation; provided, however, that no such bill, amendment, proposal, or regulation shall constitute Subsequent Tax Legislation or Regulation unless the Notice Date of such bill, amendment, proposal or regulation is subsequent to the date of this Agreement.

            "Tax Attribute" shall mean a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, or a consolidated excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A), or a U.S. federal minimum tax credit or U.S. federal general business credit (but not tax basis or earnings and profits) that arises in a Pre-Distribution Taxable Period (including the taxable period in which the Distribution Date occurs) and can be carried to a taxable period ending after the Distribution Date.

            "Tax-Free Status" shall mean the qualification of the Distribution
(i) as a transaction described in Sections 355(a)(1) and 368(a)(1)(D) of the Code, (ii) as a transaction in which the stock distributed thereby is qualified property for purposes of section 355(c)(2) of the Code, and (iii) as a transaction in which General Signal recognizes no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.


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            "Tax-Related Losses" shall mean:

                  (i) the Aggregate Spin-Off Tax Liabilities,

                  (ii) all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Spin-Off Tax Liabilities, and

                  (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by General Signal or Networks in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other taxing authority payable by General Signal or Networks or their respective Affiliates, in each case, resulting from the absence of Tax-Free Status for the Distribution.

            "Taxing Jurisdiction" shall mean the United States and every other government or governmental unit having jurisdiction to tax General Signal or Networks or any of their respective Affiliates.

            "Timing Difference" shall mean an adjustment to an Income Tax Return that results in (x) an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of any member of the Networks Group for any Post-Distribution Taxable Period or the portion of a Straddle Period beginning on the day after the Distribution Date and (y) an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of a member of the General Signal Consolidated Group for a Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date.

            "Underpayment Rate" shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

            "Unqualified Tax Opinion" means an unqualified "will" opinion of Qualified Tax Counsel on which General Signal may rely, in form and substance reasonably acceptable to General Signal (and in determining whether an opinion is reasonably acceptable, General Signal may consider, among other factors, the appropriateness of any underlying assumptions and management's representations if used as a basis for the opinion) to the effect that a transaction will not disqualify the Distribution from Tax-Free Status, assuming that the Distribution would have qualified for Tax-Free Status if such transaction did not occur.

            2. Filing of Income Tax Returns; Payment of Income Taxes.

                  a. Income Tax Returns for Pre-Distribution Taxable Periods.

                        (i) General Signal shall prepare and file or cause to be prepared and filed (A) the U.S. consolidated federal Income Tax Returns of the General Signal Consolidated Group required to be filed after the date hereof for all Pre-Distribution Taxable Periods,


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including the taxable period in which the Distribution Date occurs, (B) all other Income Tax Returns for Pre-Distribution Taxable Periods that are required to be filed by a member of the General Signal Group and (C) all other Income Tax Returns of or which include one or more members of the Networks Group that are required to be filed (taking into account any extensions) on or prior to the Distribution Date. General Signal shall pay, or cause to be paid, any and all Income Taxes due with respect to such Income Tax Returns.

                        (ii) General Signal shall prepare, with the cooperation and assistance of Networks, and Networks shall file or cause to be filed (in the form and manner so prepared by General Signal), any Income Tax Return which (A) includes one or more members of the Networks Group for a Pre-Distribution Taxable Period, (B) is not required to be, and is not, filed on or prior to the Distribution Date and (C) is required to be filed by a member of the Networks Group. Networks shall pay or cause to be paid the Income Tax Liability shown due on such Income Tax Returns. No later than two Business Days prior to the due date for filing any such Income Tax Return (taking into account extensions), either (A) General Signal shall pay to Networks the excess, if any, of (1) the Income Tax Liability shown due on such Income Tax Return over (2) the estimated Income Tax payments (including payments made in connection with an application for an extension) previously made in respect thereof by a member of the General Signal Consolidated Group, or (B) Networks shall pay to General Signal the excess, if any, of (1) the amount described in clause (A)(2) of this sentence over (2) the amount described in clause (A)(1) of this sentence.

                        (iii) General Signal shall prepare any documentation required to be filed in connection with the making of estimated Income Tax payments due in respect of Pre-Distribution Taxable Periods for which General Signal (or another member of the General Signal Group) is obligated to prepare an Income Tax Return hereunder and shall make any such estimated Income Tax payments, whether due before, on or after the Distribution Date.

                  b. Income Tax Returns for Post-Distribution Taxable Periods. Networks shall be responsible for (i) preparing and filing or causing to be prepared and filed all Income Tax Returns required to be filed by Networks or any member of the Networks Group for any Post-Distribution Taxable Period and
(ii) paying the Income Tax Liability due with respect to such Income Tax
Returns.

                  c. Income Tax Returns for Straddle Periods.

                        (i) For U.S. federal Income Tax purposes, the taxable year of each domestic member of the Networks Group shall end as of the close of the Distribution Date and, with respect to all other Income Taxes, General Signal (or the appropriate member of the General Signal Group) and Networks shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable period of the members of the Networks Group as of the close of the Distribution Date. Neither any member of the General Signal Group nor any member of the Networks Group shall take any position inconsistent with the preceding sentence on any Income Tax Return.


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                        (ii) General Signal shall prepare, with the cooperation
and assistance of Networks, and Networks shall file or cause to be filed (in the form and manner so prepared by General Signal), all Income Tax Returns of or which include the Networks Group or any member thereof for a Straddle Period.

                        (iii) An Income Tax Liability in respect of an Income Tax Return for a Straddle Period shall be (A) allocated to General Signal to the extent such Income Tax Liability is (1) attributable to a member of the Networks Group for the period up to and including the Distribution Date or (2) attributable solely to the inclusion in such Income Tax Return of one or more members of the General Signal Group, and (B) allocated to Networks to the extent such Income Tax Liability is (1) attributable to a member of the Networks Group for the period subsequent to the Distribution Date or (2) attributable solely to the inclusion in such Income Tax Return of any entity that is formed or acquired by any member of the Networks Group after the Distribution. The allocation of any Income Tax Liability between the portion of any Straddle Period ending on the Distribution Date and the portion of such Straddle Period after the Distribution Date shall be made by means of a closing of the books and records of the members of the Networks Group as of the close of the Distribution Date, as if such taxable period ended as of the close of the Distribution Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Distribution Date and the period after the Distribution Date in proportion to the number of days in each such period.

                        (iv) Networks shall pay or cause to be paid the Income Tax Liability due with respect to any Straddle Period with respect to any Income Tax Return described in 2.c(ii) above. No later than two Business Days prior to the due date for filing any such Income Tax Return (taking into account extensions), either (A) General Signal shall pay to Networks the excess, if any, of (1) the portion of the Income Tax Liability for such Straddle Period which is allocable to General Signal pursuant to Section 2.c(iii) hereof over (2) the estimated Income Tax payments (including payments made in connection with an application for an extension) made in respect of such Straddle Period by a member of the General Signal Consolidated Group on or prior to the Distribution Date, or (B) Networks shall pay to General Signal the excess, if any, of (1) the amount described in clause (A)(2) of this sentence over (2) the amount described in clause (A)(1) of this sentence.

                        (v) General Signal shall prepare, with the cooperation and assistance of Networks, any documentation required to be filed in connection with the making of estimated Income Tax payments due in respect of Straddle Periods for which Networks (or another member of the Networks Group) is obligated to file an Income Tax Return hereunder. Networks shall make any such estimated Income Tax payments which are due on or after the Distribution Date.

                        (vi) General Signal shall prepare and file all Income Tax Returns of or including solely one or more members of the General Signal Group for a Straddle Period and pay the Income Tax Liability with respect thereto.


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                  d. Preparation of Income Tax Returns.

                        (i) General Signal (or its designee) shall, in its sole and absolute discretion, determine the entities to be included in a Combined Return and make or revoke any Income Tax elections, adopt or change any accounting methods, and determine any other position taken on or in respect of any Income Tax Return that it is required to prepare or file pursuant to Section 2.

                        (ii) Networks shall, and shall cause each member of the Networks Group to, prepare and submit promptly to General Signal, at Networks' expense, all information that General Signal shall reasonably request, in such form as General Signal shall reasonably request, relating to the rights and obligations of General Signal or Networks hereunder, including any such information so requested to enable General Signal to prepare the Income Tax Returns that it is required to prepare under Section 2 (which information shall be provided by Networks no later than [60] Business Days prior to the due date (taking into account extensions) of such Income Tax Return). In the event that Networks (x) does not timely provide such information or (y) provides information that is incomplete or otherwise not reasonably satisfactory to General Signal and does not cure such defect within [two] days after General Signal gives notice thereof, General Signal shall be entitled to require Networks to engage, at Networks' expense, a nationally recognized independent accounting firm reasonably acceptable to General Signal to gather and provide, in the manner set forth in the preceding sentence, the information Networks is required to provide under this Section 2.d. Except as required by applicable law or as a result of a Final Determination, Networks shall not, and shall cause each member of the Networks Group not to, take any position that is either inconsistent with the treatment of the Distribution as having Tax-Free Status (or analogous status under state, local or foreign law) or, with respect to a specific item of income, deduction, gain, loss, or credit on an Income Tax Return for a Post-Distribution Taxable Period inconsistent with a position taken on an Income Tax Return prepared or filed by General Signal pursuant to Section 2 hereof (including, without limitation, the claiming of a deduction previously claimed on any such Income Tax Return).

                  e. Redeterminations of Income Tax Liabilities. If the Income Tax Liabilities attributable to the Networks Group or a member thereof are redetermined for a Pre-Distribution Taxable Period or a Straddle Period as part of a Final Determination, then whether or not the Income Tax Return with respect to which such redetermination occurs was filed pursuant to this Section 2, the payments required to be made by a party hereto pursuant to this Section 2, or that would have been required to be made, shall be recomputed by substituting the amount of the Income Tax Liabilities as so redetermined. A party hereto that is liable to make a payment by reason of a redetermination to another party hereto shall make such payment with interest thereon, computed at the Underpayment Rate, from the due date for filing the Income Tax Return for which the Income Tax Liabilities were redetermined until the date of payment pursuant to this Section 2.e (but without duplication of the amount of interest included in the Income Tax Liabilities as so redetermined). Such payment shall be made no later than [five] Business Days prior to the date that payment is due to the relevant taxing authority by reason of such redetermination.


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                  f. Certain Foreign Taxes. Notwithstanding any other provision hereunder: (i) Networks shall be responsible for preparing and filing all Income Tax Returns, and paying all Income Taxes, of each of General Signal Networks Italia SRL, General Signal Networks Ltd., Data Switch UK Limited and the Canadian and German subsidiaries of Networks formed prior to, and in connection with, the Spin-Off (the "Foreign Networks Subsidiaries"), and General Signal shall have no responsibility or liability with respect to such Income Tax Returns or Income Taxes whatsoever; (ii) Networks shall be entitled to receive and retain any Refunds of Income Taxes of the Foreign Networks Subsidiaries, except to the extent otherwise provided in Section 7.b; (iii) in the event of a disallowance or reduction of benefits derived from filing any foreign Income Tax Return on a consolidated, combined, group relief or other basis which basis, absent such disallowance or reduction, would allow income or gain attributable to the Networks Business to be offset by losses or deductions that are not attributable to the Networks Business, then Networks shall pay General Signal or its designee any Income Tax (including interest and penalties) that would not have arisen but for such disallowance or reduction no later than [five] Business Days prior to the date such Tax is required to be paid to the applicable Taxing Jurisdiction, (iv) Networks shall indemnify and hold each member of the General Signal Group and each of their respective Representatives and Affiliates harmless from and against any Income Taxes described in clauses (i) or (iii) above and any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses); and (iv) Section 9 shall not apply with respect to any Income Taxes or Refunds described in this Section 2f.

            3. Indemnification for Income Taxes.

                  a. Indemnification by General Signal. Except as otherwise provided in this Section 3, General Signal shall indemnify and hold each member of the Networks Group and each of their respective Representatives and Affiliates harmless from and against (i) all Spin-Off Tax Liabilities incurred by any member of the General Signal Group, (ii) without duplication, all Income Tax Liabilities that any member of the General Signal Group is liable for, or required to reimburse Networks for, pursuant to Section 2 hereof, and (iii) all Income Taxes incurred by any member of the Networks Group by reason of the breach by General Signal of any of its covenants hereunder and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

                  b. Indemnification by Networks. From and after the Distribution Date, Networks shall indemnify and hold each member of the General Signal Group and each of their respective Representatives and Affiliates harmless from and against (i) all Income Tax Liabilities that Networks (or any other member of the Networks Group) is required to pay, or reimburse General Signal for, under Section 2 hereof and (ii) all Income Taxes, Spin-Off Tax Liabilities or other Tax-Related Losses incurred by any member of the General Signal Group or Networks Group by reason of the breach by Networks of any of its covenants hereunder, and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

                  c. To the extent an indemnification obligation relates to Spin-Off Tax Liabilities, the Indemnifying Party shall make payment pursuant to such indemnification obligation no later than (i) [five] Business Days prior to the date the Indemnified Party makes a payment of taxes, interest, or penalties with respect to a proposed adjustment of taxes or an assessment of tax deficiency asserted or made by any Taxing Jurisdiction that is premised in whole or part on Spin-Off Tax Liabilities, including a payment made in settlement of an asserted tax deficiency (each, an "Actual Tax Payment"), or (ii) [five] Business Days after the date the Indemnified Party gives written notice to the Indemnifying Party that the Indemnified Party has notified any Taxing Jurisdiction, or gives the Indemnifying Party written notice or an acknowledgment by any Taxing Jurisdiction, that such proposed adjustment of taxes or tax deficiency would not result in a net payment by the Indemnified Party because of the carryover, carryback or carryforward of net operating losses or credits, the crediting of previously paid taxes, the utilization of deductions or credits not claimed on the Indemnified Party's tax returns as originally filed, the exclusion of income reported on such returns, or the utilization of any other tax attributes that offset the asserted taxes (each, a "Deemed Tax Payment"). The amount payable pursuant to the preceding sentence shall be the Tax-Related Loss implied by such Actual Tax Payments and Deemed Tax Payments.

                  d. Subsequent Tax Legislation or Regulation. To the extent Tax-Related Losses would not have arisen but for Subsequent Tax Legislation or Regulation, such Losses shall be borne equally by General Signal and Networks. The party making actual payment of such Losses shall be indemnified by the other party to the extent of the other party's allocated share of such Losses.

                  e. General Signal shall be indemnified and held harmless pursuant to this Section 3 without regard to the fact that (i) General Signal or Networks may have received a subsequent ruling pursuant to Section 5.g(i) hereof, (ii) General Signal may have made a determination pursuant to Section 5.g(ii), (iii) Networks may have obtained an Unqualified Tax Opinion pursuant to
Section 5.g(iii).

            4. Representations Specific to Distribution Tax Matters.

                  a. Networks hereby represents and warrants that (i) it has examined the Ruling Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Networks, its subsidiaries, the Networks Business, or the Networks Group) and (ii) to the extent descriptive of Networks, its subsidiaries, the Networks Business, or the Networks Group, the facts presented and the representations made therein are true and correct, except to the extent that any such facts or representations:

                        (i) are about the General Signal Group (except for facts about the Networks Business);

                        (ii) describe or characterize the purposes of General Signal management for the Distribution; or

                        (iii) set forth legal conclusions.

                  b. Networks hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, that would (i) cause the Distribution not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Tax Sharing Agreement or in the Ruling Documents to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Distribution.

                  c. Networks hereby represents and warrants that the Distribution is not part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in Networks or any successor to Networks.

            5. Covenants Specific to Distribution Tax Matters

                  a. Networks shall not take any action, nor fail or omit to take any action, that would (i) cause the Distribution not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Tax Sharing Agreement or the Request for Rulings to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Distribution.

                  b. Until the first day after the Restriction Period, Networks shall continue the active conduct of the Networks Business. Networks shall not liquidate, dispose of, or otherwise discontinue the conduct of any material portion of the Networks Business. Networks shall continue the active conduct of the Networks Business primarily through officers and employees of Networks (and not through independent contractors). For purposes of this Section 5.b, asset retirements and discontinuations of product lines with respect to the Networks Business in the ordinary course of business shall not be treated as a disposition of a portion of the Networks Business.

                  c. Until the first day after the Restriction Period, no member of the Networks Group shall sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of any member of the Networks Group; provided, however, that (i) the adoption by Networks of a rights plan shall not constitute a sale or issuance of such Equity Securities, (ii) Networks may repurchase Equity Securities to the extent that such repurchases meet the requirements of section 4.05(1)(b) of Revenue Procedure 96-30 and (iii) Networks may issue Equity Securities of Networks (including issuances as compensation for services or pursuant to the exercise of compensatory stock options) that do not exceed in the aggregate 20 percent of the Equity Securities of Networks over the period from and including the Distribution Date to the second anniversary of the Distribution Date and 40 percent of the Equity Securities of Networks over the period from the Distribution Date to the end of the Restriction Period.

                  d. Until the first day after the Restriction Period, no member of the Networks Group shall (i) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of Networks, (ii) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of Networks or
(iii) approve or otherwise permit any proposed business combination or any transaction which, in the case of (i), (ii) or (iii), individually or in the aggregate, together with the transactions contemplated by this Agreement, the Distribution Agreement, any Other Agreements or the Ruling Documents, results in one or more Persons acquiring (other than in acquisitions not taken into account for purposes of Section 355(e)) directly or indirectly stock representing a Fifty-Percent or Greater Interest in Networks. In addition, no member of the Networks Group shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (i), (ii) or (iii) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the Distribution, even if at the time of the Distribution it is subject to various conditions, nor shall any member take any action, or fail or omit to take any action, that would cause Section 355(d) or (e) to apply to the Distribution.

                  e. Until the first day after the Restriction Period, no member of the Networks Group shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 60 percent of the gross assets of Networks, nor shall Networks or its subsidiaries sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary) that, in the aggregate, constitute more than 60 percent of the consolidated gross assets of Networks and its subsidiaries. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business. The percentages of gross assets or consolidated gross assets of Networks or Networks and its subsidiaries, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Networks and its subsidiaries as of the Distribution Date. Sales, transfers or other dispositions by Networks or any of its subsidiaries to Networks or any of its subsidiaries are not subject to this Section 5.e to the extent not inconsistent with the Tax-Free Status of the Distribution.

                  f. Until the first day after the Restriction Period, neither Networks nor its subsidiaries shall voluntarily dissolve or liquidate or engage in any merger, consolidation or other reorganization. The foregoing sentence shall not apply to transactions in which Networks acquires another corporation, limited liability company, limited partnership, general partnership or joint venture solely for cash or other consideration that is not common stock of Networks. Reorganizations of Networks with its subsidiaries, and liquidations of Networks' subsidiaries, are not subject to this Section 5.f to the extent not inconsistent with the Tax-Free Status of the Distribution.

                  g. Any of the provisions of Section 5.b, c, d, e, or f shall be waived with respect to any particular transaction or transactions if (i) General Signal or Networks has obtained a ruling from the IRS, in form and substance reasonably satisfactory to General Signal, to the effect that such proposed transaction will not adversely affect the Tax-Free Status of the Distribution, (ii) General Signal has determined, in its sole and absolute discretion that it could not reasonably be expected that such proposed transaction would have an adverse effect on the Tax-Free Status of the Distribution, or (iii) with respect to a transaction occurring at least two years after the Distribution Date, Networks obtains an Unqualified Tax Opinion (at its own expense), in form and substance reasonably satisfactory to General Signal, with respect to such proposed transaction. Waiver with respect to one transaction or group of transactions shall not constitute a waiver with respect to any other transaction.

                  h. Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this
Section 5 were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Distribution, injunctive relief is appropriate to prevent any violation of the foregoing covenants, provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

            6. Cooperation Related to Distribution Tax Matters

                  a. Until the first day after the Restriction Period, Networks shall furnish General Signal with a copy of any ruling request that any member of the Networks Group may file with the IRS or any other taxing authority and any opinion received that relates to or otherwise reasonably could be expected to have any effect on the Tax-Free Status of the Distribution.

                  b. Networks shall cooperate with General Signal in connection with (i) any determination pursuant to subsection 5.g(ii) above or (ii) any request by General Signal for a subsequent ruling. Such cooperation shall include, without limitation, providing any information and representations reasonably requested by General Signal or its counsel to enable General Signal or its counsel to make any such determination or to obtain and maintain any subsequent ruling with respect to the Distribution. From and after the date of the filing of any such request until the first day after the four-year anniversary of the date that General Signal makes the correlative determination or receives the correlative subsequent ruling, Networks shall not take (nor shall it refrain from taking) any action that would have caused a representation given by Networks in connection with any such determination or General Signal's request for a subsequent ruling to have been untrue as of the relevant representation date, had Networks intended to take (or refrain from taking) such action on the relevant representation date.

                  c. General Signal shall cooperate with Networks in connection with any request by Networks for an Unqualified Tax Opinion.

                  d. Until the first day after the Restriction Period, Networks will provide adequate notice to General Signal of action described in Sections 5.b through f above, without regard to the exceptions thereto, within a period of time sufficient to enable General Signal (i) to make the determination referred to in Section 5.g(ii), (ii) to prepare and seek any subsequent ruling in connection with such proposed transaction, or (iii) to seek injunctive relief pursuant to Section 5.h hereof in a court of competent jurisdiction. Each such notice shall set forth the terms and conditions of the proposed transaction, including, without limitation, the nature of any related action proposed to be taken by the board of directors of Networks, the approximate number of shares of Networks stock (if any) proposed to be sold by Networks or otherwise issued by Networks, the approximate value of Networks' assets (or assets of any of the Networks subsidiaries) proposed to be transferred, and the proposed timetable for such transaction, all with sufficient particularity to enable General Signal to make such determination, prepare and seek such subsequent ruling, or seek such injunctive relief. Promptly, but in any event within [30] Business Days, after General Signal receives such written notice from Networks, General Signal shall notify Networks in writing of such determination or of General Signal's intent to seek a subsequent ruling and the proposed date for the initial submission thereof, which date shall not be more than [60] Business Days after General Signal so notifies Networks of its intent to seek such subsequent ruling, provided that such [30]-day period or [60]-day period, as the case may be, shall be appropriately extended for any period of noncompliance by Networks with this Section 6.d.

            7. Refunds; Foreign Tax Credits.

                  a. Refunds. Except to the extent provided in Sections 9.a and 9.d hereof, General Signal shall be entitled to all Refunds (and any interest thereon received from the applicable taxing authority) in respect of Income Taxes for all Pre-Distribution Taxable Periods and the portion of any Straddle Period ending on the Distribution Date. Except to the extent provided in Section 9.b or 9.d hereof, Networks shall be entitled to all Refunds (and any interest thereon received from the applicable taxing authority) in respect of Income Taxes for all Post-Distribution Taxable Periods and the portion of any Straddle Period beginning after the Distribution Date. A party receiving a Refund to which another party is entitled pursuant to this Section 7.a shall pay the amount to which such other party is entitled within [ten] days after such Refund is Actually Realized. General Signal shall be permitted to file, and Networks shall fully cooperate with General Signal in connection with, any claim for Refund in respect of an Income Tax for which any member of the General Signal Group is responsible pursuant to Section 2 hereof.

                  b. Foreign Tax Credits.

                        (i) If, as a result of the payment by the Networks Group after the Distribution Date of a foreign tax, there is an increase in the foreign tax credits allowed to a member of the General Signal Group for Income Tax purposes, General Signal shall pay to Networks the amount of any Income Tax Benefit Actually Realized therefrom, including interest (computed at the Overpayment Rate) from the original due date (without extensions) of the Income Tax Return for the taxable period in which such Income Tax Benefit is Actually Realized (or, if later, the date which is [45] days after the date of receipt of the notice described in the next sentence) through the date of payment under this subsection 7.b(i) (but without duplication of the amount of interest, if any, included in the Income Tax Benefit Actually Realized). Networks shall provide written notice to General Signal of any such payment of a foreign tax, together with any documentation reasonably requested by General Signal to enable General Signal to verify and substantiate such payment. General Signal shall determine the extent to which any such foreign tax credit has been Actually Realized, and such determination shall be final and binding upon the parties (subject to adjustment in the event of a subsequent Final Determination). Upon request, General Signal shall provide Networks with a statement, signed by General Signal's chief financial officer and certified by General Signal's independent accounting firm, setting forth calculations in detail sufficient to permit Networks to verify General Signal's calculations pursuant to this Section 7.b(i). Any tax attribute arising from the carryforward of any such foreign tax credit shall not be subject to Section 9.d hereof.

                        (ii) If, as a result of the receipt by the Networks Group after the Distribution Date of a Refund of foreign tax (including by means of a credit or offset), there is a decrease in the foreign tax credits allowed to a member of the General Signal Group for Income Tax purposes, Networks shall pay to General Signal the amount of any Income Tax Detriment Actually Realized by the General Signal Group therefrom, including interest (computed at the Underpayment Rate) from the original due date (without extensions) of the Income Tax Return for the taxable period in which such Income Tax Detriment is Actually Realized through the date of payment under this Section 7.b(ii) (but without duplication of the amount of interest, if any, included in the Income Tax Detriment Actually Realized). Networks shall provide written notice to General Signal of the nature and amount of any such Refund. General Signal shall determine the extent to which any such foreign tax credit has been Actually Realized, and such determination shall be final and binding upon the parties (subject to adjustment in the event of a subsequent Final Determination). Any tax attribute arising from the carryforward of any such foreign tax credit shall not be subject to Section 9.d hereof.

            8. Income Tax Contests.

                  a. Notification. Networks shall, promptly upon receipt of notice thereof by any member of the Networks Group, notify General Signal in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability (or an issue related thereto) for which a member of the General Signal Group may be responsible pursuant to this Agreement. Networks shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, so received by a member of the Networks Group. The failure of Networks timely to forward such notification in accordance with the immediately preceding sentence shall not relieve General Signal of its obligation to pay such Income Tax Liability or indemnify the Networks Group therefor, except and to the extent that the failure timely to forward such notification actually prejudices the ability of General Signal to contest such Income Tax Liability or increases the amount of such Income Tax Liability.

                  b. Pre-Distribution Taxable Periods and Straddle Periods. General Signal (or such member of the General Signal Group as General Signal shall designate) shall have the sole right to represent the interests of the members of the Networks Group in any Proceeding relating to Pre-Distribution Taxable Periods or Straddle Periods and to employ counsel of its choice at its expense; provided, however, that any expenses relating to items for which Networks is responsible pursuant to Section 2 in connection with such a Proceeding shall be borne by Networks; provided, further, however, that Networks shall be entitled to designate counsel with respect to any such Proceeding with respect to an Income Tax Return that includes solely one or more members of the Networks Group and relates solely to items for which Networks is responsible hereunder.

                  c. Post-Distribution Taxable Periods. Networks shall have the sole right to represent the interests of the Networks Group (or any member thereof) in any Proceedings relating to a Post-Distribution Taxable Period.

                  d. Power of Attorney. Each member of the Networks Group shall execute and deliver to General Signal (or such member of the General Signal Group as General Signal shall designate) any power of attorney or other document requested by General Signal (or such designee) in connection with any Proceeding described in Section 8.b hereof.

            9. Timing Differences; Reverse Timing Differences; Apportionment of Tax Attributes; Carrybacks.

                  a. Timing Differences. If an adjustment to an Income Tax Return, pursuant to a Final Determination, results in a Timing Difference, then for each Post-Distribution Taxable Period or portion of a Straddle Period beginning on the day after the Distribution Date in which a member of the Networks Group Actually Realizes an Income Tax Detriment by reason of such Timing Difference, General Signal shall pay to Networks an amount equal to such Income Tax Detriment, including interest (computed at the Underpayment Rate for the taxing jurisdiction in which such Income Tax Detriment is Actually Realized) from the original due date (without extensions) for filing of the Income Tax Return for such taxable period through the date of payment under this Section 9.a; provided, however, that subject to the last sentence of Section 9.c(i) hereof, the aggregate payments that General Signal shall be required to make under this Section 9.a with respect to a Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits Actually Realized by a member of the General Signal Consolidated Group for all Pre-Distribution Taxable Periods and the portion of a Straddle Period ending on the Distribution Date by reason of such Timing Difference, including interest (computed at the Overpayment Rate for the taxing jurisdiction in which such Income Tax Benefit is Actually Realized) from the original due date (without extensions) for filing of the Income Tax Return for such taxable period through the date of payment under this Section 9.a.

                  b. Reverse Timing Differences. If an adjustment to an Income Tax Return, pursuant to a Final Determination, results in a Reverse Timing Difference, then, subject to the last sentence of Section 9.c(ii) hereof, for each Post-Distribution Taxable Period or portion of a Straddle Period beginning on the day after the Distribution Date in which a member of the Networks Group Actually Realizes an Income Tax Benefit by reason of such Reverse Timing Difference, Networks shall pay to General Signal an amount equal to such Income Tax Benefit, including interest (computed at the Overpayment Rate for the taxing jurisdiction in which such Income Tax Benefit is Actually Realized) from the original due date (without extensions) for filing of the Income Tax Return for such taxable period through the date of payment under this Section 9.b; provided, however, that the aggregate payments which Networks shall be required to make under this Section 9.b with respect to a Reverse Timing Difference shall not exceed the aggregate amount of the Income Tax Detriments Actually Realized by a member of the General Signal Consolidated Group (whether in one or more taxable periods, and whether such taxable periods end before, after or on the Distribution Date) by reason of such Reverse Timing Difference, including interest (computed at the Underpayment Rate for the taxing jurisdiction in which such Income Tax Detriment is Actually Realized) from the original due date (without extensions) for filing of the Income Tax Return for such taxable period through the date of payment under this Section 9.b. Upon request, Networks shall provide General Signal with a statement, signed by Networks' chief financial officer and certified by Networks' independent accounting firm, setting forth calculations in detail sufficient to permit General Signal to verify Networks' compliance with this Section 9.b.

                  c. Notification of Timing Differences and Reverse Timing Differences.

                        (i) In the event of an adjustment to an Income Tax Return that Networks reasonably believes will result in a Timing Difference, Networks shall deliver notice in writing of such adjustment to General Signal. General Signal (or the appropriate member of the General Signal Group) (A) shall take such action as shall be legally available and necessary or appropriate to preserve the opportunity of the members of the General Signal Consolidated Group to obtain a Refund in respect of taxable periods for which Income Tax Returns already shall have been filed, and to obtain the Income Tax Benefits resulting from such Timing Difference to the maximum extent permitted by applicable law, and (B) shall provide Networks with written notice of the timing and amount of any Income Tax Benefits Actually Realized by the General Signal Consolidated Group as a result of such Timing Difference or that would have been Actually Realized by the General Signal Consolidated Group but for a failure to take the actions described in clause (A) of this sentence.

                        (ii) In the event of an adjustment to an Income Tax Return of a member of the General Signal Consolidated Group that General Signal (or such other member of the General Signal Group as shall be designated by General Signal) reasonably believes will result in a Reverse Timing Difference, General Signal (or such other member) shall deliver notice in writing of such adjustment to Networks. Networks shall take, and shall cause the appropriate member of the Networks Group to take, such action as shall legally be available and necessary or appropriate to preserve the opportunity of the appropriate members of the Networks Group to obtain a Refund in respect of taxable periods for which Income Tax Returns already shall have been filed, and shall take such positions as shall be consistent with obtaining the Income Tax Benefits resulting from such Reverse Timing Difference for such taxable periods for which Income Tax Returns shall not have been filed. For all such taxable periods, Networks (A) shall take all actions necessary or appropriate and legally available to obtain the Income Tax Benefits resulting from such Reverse Timing Difference to the maximum extent permitted by applicable law and (B) shall provide General Signal with written notice of the timing and amount of any Income Tax Benefits Actually Realized by the Networks Group as a result of such Reverse Timing Difference or which would have been Actually Realized by the Networks Group but for a failure to take the actions described in clause (A) of this sentence. The failure to have taken such actions as shall have been legally available and necessary or appropriate to obtain the Income Tax Benefits resulting from such Reverse Timing Difference shall not relieve Networks from the obligation to make the payments that would have been due from Networks under
Section 9.b had Networks (or the appropriate members of the Networks Group) taken such actions.

                  d. Apportionment of Tax Attributes.

                        (i) If the General Signal Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute that shall be apportioned to Networks or any member of the

Networks Group and treated as a carryover to the first Post-Distribution Taxable Period of Networks (or such member) shall be determined in accordance with Treasury Regulation Section 1.1502-79 and 1.1502-79A; provided, however, that the portion, if any, of any consolidated unused foreign tax credit which shall be apportioned to Networks or such member shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.

                        (ii) No consolidated U.S. federal Income Tax attribute of the General Signal Consolidated Group, other than those described in subsection 9.d(i) hereof, and no consolidated, combined or unitary state, local, or foreign Income Tax attribute arising in respect of a Combined Return shall be apportioned to Networks or any member of the Networks Group, except as General Signal (or such member of the General Signal Group as General Signal shall designate) determines is otherwise required under the provisions of applicable law.

                        (iii) General Signal (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to Networks or to any member of the Networks Group in accordance with this Section 9.d and applicable law, and the amount of tax basis and earnings and profits to be apportioned to Networks in accordance with applicable law, and shall provide written notice of the calculation thereof to Networks as soon as practicable after the information necessary to make such calculation becomes available to General Signal.

                        (iv) Networks shall prepare, or cause to be prepared, and file, or cause to be filed, all Income Tax Returns for which it is responsible under this Agreement, so as to take into account, to the extent permitted by applicable law, any Tax Attribute (and the amount of tax basis and earnings and profits) apportioned to Networks or any member of the Networks Group as calculated pursuant to subsection 9.d(iii) hereof. Until such time as any such Tax Attribute has been utilized by Networks or any member of the Networks Group (or would have been so utilized had Networks complied with the requirements of the previous sentence), Networks shall, in connection with each Income Tax Return filed by or on behalf of a member of the Networks Group, provide General Signal with a statement, signed by Networks's chief financial officer and certified by Networks's independent accounting firm, setting forth in reasonable detail a calculation of the extent to which any such Tax Attribute was utilized on such Income Tax Return (or would have been so utilized had Networks complied with the requirements of the previous sentence).

                        (v) If any Tax Attribute is carried forward to an Income Tax Return of Networks or any other member of the Networks Group for any Post-Distribution Taxable Period or the portion of any Straddle Period beginning after the Distribution Date, Networks shall pay to General Signal (or its designee) the amount of any Income Tax Benefit Actually Realized by a member of the Networks Group as a result of the carryover of such Tax Attribute, including interest (computed at the Overpayment Rate) from the original due date (without extensions) of the Income Tax Return for the taxable period in which such Income Tax Benefit is Actually Realized through the date of payment under this Section 9.d(v) (but without duplication of the amount of interest, if any, included in the Income Tax Benefit Actually Realized); provided, however, that the failure of Networks to comply with the requirements of the first sentence of Section 9.d(iv) hereof shall not relieve Networks of the obligation to make the payment that it would be required to make pursuant to this Section 9.d(v) were Networks to have complied with such requirements.

                        (vi) If there is a Final Determination that results in any change to or adjustment of the portion of any Tax Attribute which shall have been apportioned to Networks or to any member of the Networks Group pursuant to this Section 9.d, then General Signal (or its designee) shall make a payment to Networks, or Networks shall make a payment to General Signal (or its designee), as may be necessary to adjust the payments between Networks and General Signal (or its designee) to reflect the payments that would have been made under
Section 9.d(v) had the adjusted amount of the Tax Attribute been taken into account in computing the payments due under Section 9.d(v) hereof.

                  e. Present Value Determination. To the extent any Income Tax Benefit or Income Tax Detriment is not Actually Realized when a Timing Difference or Reverse Timing Difference occurs, General Signal and Networks shall attempt in good faith to agree (i) upon the present value of the Income Tax Benefits and Income Tax Detriments reasonably expected to be Actually Realized, and (ii) to base the payments due to or from General Signal or Networks under Sections 9.a or 9.b hereof on such present values; provided, however, that such parties shall be under no obligation to reach such an agreement. Section 11 hereof shall not apply if the parties shall not have reached such an agreement.

                  f. Carrybacks. Except to the extent otherwise consented to by General Signal or prohibited by applicable law, Networks shall elect to relinquish, waive or otherwise forgo all Carrybacks. In the event that Networks (or the appropriate member of the Networks Group) is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or General Signal consents thereto), (i) General Signal shall cooperate with Networks, at Networks' expense, in seeking from the appropriate taxing authority such Refund as reasonably would result from such Carryback, and (ii) Networks shall be entitled to any Income Tax Benefit Actually Realized by a member of the General Signal Group (including any interest thereon received from such taxing authority), to the extent that such Refund is directly attributable to such Carryback, within [10] days after such Refund is Actually Realized; provided, however, that Networks shall indemnify and hold the members of the General Signal Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of benefit from the use of tax attributes generated by a member of the General Signal Group or an Affiliate thereof and (x) that expire unutilized, but would have been utilized but for such Carryback, or (y) the use of which is postponed to a later taxable period than the taxable period in which such tax attributes otherwise would have been utilized but for such Carryback. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the General Signal Group that is directly attributable to a Carryback, then General Signal (or its designee) shall make a payment to Networks, or Networks shall make a payment to General Signal (or its designee), as may be necessary to adjust the payments between Networks and General Signal (or its designee) to reflect the payments that would have been made under this Section 9.f had the


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

adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 9.f.

                  g. Straddle Periods. For purposes of Sections 9.d and 9.f hereof, (i) a Straddle Period shall be deemed to consist of two taxable periods, the first of which shall end on the Distribution Date, and (ii) any net operating loss or other Tax Attribute which is deemed to have been generated in either of such hypothetical taxable periods shall be treated as having been carried to the other such hypothetical taxable period, to the extent such net operating loss or other Tax Attribute actually reduced the Income Tax Liability for such Straddle Period.

           10. Cooperation and Exchange of Information.

                  a. Cooperation and Exchange of Information. Networks, on behalf of itself and each of its Affiliates, agrees to provide General Signal (or its designee) with such cooperation or information as General Signal (or its designee) reasonably shall request in connection with the determination and payment of estimated Income Taxes, Timing Differences, Reverse Timing Differences, or the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that Networks or its Affiliates may possess, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by General Signal (or its designee), (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for General Signal to exercise its rights under this Agreement, and (v) the use of Networks' reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish General Signal as the sole agent for Income Tax purposes of each member of the Networks Group with respect to all Combined Returns. Upon reasonable notice, Networks shall make its, or shall cause its Affiliates to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 10 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or claims for Refund or in conducting any Proceeding. Notwithstanding any other provision of this Agreement, neither Networks, nor any of its Affiliates nor any other Person shall have any right to receive or obtain any information relating to Taxes of General


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

Signal or any of its Affiliates other than information relating solely to the Networks Legal Entities and members of the Networks Group.

                  b. Retention of Records. Networks agrees to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local, or foreign Income Tax law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder (including by reason of a Timing Difference or a Reverse Timing Difference), until the later of (x) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns and other documents relate and
(y) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. From and after the end of the period described in the preceding sentence of this Section 10.b, if a member of the Networks Group wishes to dispose of any such records and documents, then Networks shall provide written notice thereof to General Signal and shall provide General Signal the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if General Signal does not, within such 90-day period, confirm its intention to take possession of such records and documents, Networks may destroy or otherwise dispose of such records and documents.

                  c. Remedies.

                        (i) Networks hereby acknowledges and agrees that (A) the failure of any member of the Networks Group to comply with the provisions of this Section 10 may result in substantial harm to the General Signal Group, including the inability to determine or appropriately substantiate an Income Tax Liability (or a position in respect thereof) for which the General Signal Group (or a member thereof) would be responsible under this Agreement or appropriately defend against an adjustment thereto by a taxing authority, and (B) the remedies available to the General Signal Group for the breach by a member of the Networks Group of its obligations hereunder shall include (without limitation) the indemnification by Networks of the General Signal Group for any Income Tax Liabilities incurred or any Income Tax benefit lost or postponed by reason of such breach and the forfeiture by the Networks Group of any related rights to indemnification by General Signal. In addition, if any member of the Networks Group fails to provide any cooperation or information requested pursuant to this Agreement (x) within the specified time or (y) in the absence of such specified time, within a reasonable period (as determined in good faith by the party requesting such information), then, without limiting any other remedy available to any member of the General Signal Group for breach of Networks' obligations under this Agreement, General Signal shall have the right to engage a nationally recognized accounting firm of its choice to gather such information. Networks agrees to permit any such nationally recognized accounting firm full access to all appropriate records or other information in the possession of any member of the Networks Group during normal business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.


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

                  d. Reliance. If any member of the Networks Group supplies information to a member of the General Signal Group in connection with an Income Tax Liability and an officer of a member of the General Signal Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the General Signal Group identifying the information being so relied upon, the chief financial officer of Networks shall certify in writing the accuracy and completeness of the information so supplied. Networks agrees to indemnify and hold harmless each member of the General Signal Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind (other than a liability for Income Tax) attributable to a member of the Networks Group having supplied a member of the General Signal Group with inaccurate or incomplete information in connection with an Income Tax Liability.

            11. Resolution of Disputes The provisions of Article VI of the Distribution Agreement shall apply to any dispute arising in connection with this Agreement; provided, however, that (i) no provision in this Section 11 or such Article VI shall be construed to extend the time periods set forth in this Agreement during which any party may make a payment, deliver a notice, provide information, grant or withhold approval or consent or take any other action,
(ii) General Signal shall select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved, (iii) (A) in connection with such arbitration, each party shall present an overall settlement proposal to the arbitrator that shall encompass all issues to be resolved, (B) the two proposals shall set the outer limits of the range within which the arbitrator may make a determination as to the appropriate settlement result, (iv) except as provided in clauses (v) or
(vi) below, all costs of the arbitration process shall be borne by the party determined by the arbitrator to have lost the arbitration, (v) in the event the arbitrator makes a determination that reflects a 50-50 settlement, General Signal and Networks shall share equally the costs of the arbitration, and (vi) in the event the arbitrator makes a determination that reflects a divided settlement, the arbitrator shall determine the proportion in which the parties shall share the costs of arbitration.

            12. Payments.

                  a. Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 13 hereof, or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

                  b. Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.


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

                  c. Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement, as either a contribution by General Signal to Networks or a distribution by Networks to General Signal, as the case may be, occurring immediately prior to the Distribution and (ii) any payment of interest or non-federal Income Taxes by or to a taxing authority, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law; provided that in the event it is determined as a result of a Final Determination that any such treatment is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

            13. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

                If to General Signal, to:

                      General Signal Corporation
                      High Ridge Park
                      Box 10010
                      Stamford, CT  06904-2010
                      Attention:  General Counsel
                      Telecopy No.:  203-329-4396

                with a copy to:

                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, NY  10019
                      Attention: Eric S. Robinson, Esq.
                      Telecopy No: (212) 403-2000

                If to Networks, to:

                      [Networks]
                      13000 Midlantic Drive
                      Mt. Laurel, NJ  08054
                      Attention:
                      Telecopy No.:  (609)

Such names and addresses may be changed by notice given in accordance with this
Section 13.


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

            14. Designation of Affiliate. General Signal may assign any of its rights or obligations under this Agreement to any member of the General Signal Group as it shall designate; provided, however, that no such assignment shall relieve General Signal of any obligation to make a payment hereunder to Networks to the extent such designee fails to make such payment.

            15. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

            16. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by both of the parties hereto.

            17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to choice of law principles, including matters of construction, validity and performance.

            18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same original.

            19. Titles and Headings. Titles and headings to sections herein are included for convenience of reference only and are not intended to be a part, or to affect the meaning or interpretation, of this Agreement.

            20. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

            21. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

            IN WITNESS WHEREOF, each of the parties has caused this Tax Sharing Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

                                          GENERAL SIGNAL CORPORATION


                                          By: ________________________________
                                              Name:
                                              Title:

                                          GENERAL SIGNAL NETWORKS, INC.


                                          By: ________________________________
                                              Name:
                                              Title:


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